EXHIBIT 23.1

Independent Accountants’ Consent

The Board of Directors

C-COR Incorporated:

We consent to the use of our report dated March 4, 2005 and included herein with respect to the consolidated balance sheets of nCUBE Corporation as of September 30, 2004 and December 31, 2003, and the related consolidated statements of operations, shareholders’ deficit and comprehensive loss, and cash flows for the nine-month period ended September 30, 2004 and the years ended December 31, 2003 and 2002, which report appears in the Form 8-K/A of C-COR Incorporated dated March 18, 2005.

/s/ KPMG LLP

Portland, Oregon

March 17, 2005